UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
 ____________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 21, 2021

 ____________________________________________________________________
OASIS PETROLEUM INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-34776	80-0554627
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 404-9500
Not Applicable.
(Former name or former address, if changed since last report)
____________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OAS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
As previously disclosed, Oasis Petroleum Inc. (the “Company”) is party to that certain Credit Agreement dated as of November 19, 2020, by and among the Company, Oasis Petroleum LLC, a Delaware limited liability company, Oasis Petroleum North America LLC, a Delaware limited liability company, Wells Fargo Bank, N.A., as administrative agent, and the other parties party thereto (the “Credit Agreement”). On October 21, 2021, the Company entered into the Fifth Amendment to Credit Agreement with the other parties thereto (the “Fifth Amendment”) to, among other things, provide for the increase of the Company’s borrowing base thereunder to $900.0 million upon, and subject to, the consummation of the acquisition of certain oil and gas properties from QEP Energy Company (“QEP”).
The foregoing description of the Fifth Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Fifth Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference
Item 2.01 Completion of Acquisition or Disposition of Assets.
On October 21, 2021, the Company completed the previously announced acquisition of approximately 95,000 net acres in the Williston Basin, effective April 1, 2021, from, QEP, a wholly-owned subsidiary of Diamondback Energy, Inc. for an aggregate purchase price of $745.0 million (the “Acquisition”). The Acquisition was made pursuant to that certain Purchase and Sale Agreement (“Purchase Agreement”), dated May 3, 2021, between Oasis Petroleum North America LLC and QEP.
The Company paid a deposit of $74.5 million on May 3, 2021 and $511.3 million at closing on October 21, 2021. The amount paid at closing included customary purchase price adjustments, which were primarily related to the net cash flows from the effective date to the closing date. The Acquisition was funded with cash on hand, which included proceeds from the sale of the Company’s upstream assets and certain wellbore interests in the Texas region of the Permian Basin in the second quarter of 2021 and the Company’s issuance of $400.0 million in aggregate principal amount of 6.375% senior unsecured notes due 2026.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Purchase Agreement, a copy of which was filed as Exhibit 2.2(a) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, which is incorporated herein by reference.
The Purchase Agreement is not intended to provide any other factual, business or operational information about the parties thereto. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, investors and shareholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Item 7.01 Regulation FD Disclosure.
On October 21, 2021, the Company issued a press release announcing the closing of the Acquisition. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Exhibit No.	Description of Exhibit

10.1	Press Release dated Fifth Amendment to Credit Agreement by and among Oasis Petroleum Inc., as parent, Oasis Petroleum LLC, a Delaware limited liability company, Oasis Petroleum North America LLC, a Delaware limited liability company, as borrower, the guarantors party thereto, Wells Fargo Bank, N.A., as administrative agent, issuing bank and swingline lender, and the lenders party thereto.

99.1	Press Release issued by Oasis Petroleum Inc. on October 21, 2021.

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OASIS PETROLEUM INC. (Registrant)

Date: October 22, 2021	By:	/s/ Nickolas J. Lorentzatos
Nickolas J. Lorentzatos
Executive Vice President, General Counsel and Corporate Secretary